Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement of American Home Mortgage Assets Trust 2007-3, relating to the Mortgage-Backed Pass-Through Certificates, Series 2007-3, comprising part of the Registration Statement (No. 333-140476) of American Home Mortgage Assets, LLC, of our report dated February 26, 2007 relating to the consolidated financial statements of Assured Guaranty Corp. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, which appears as Exhibit 99.1 in Assured Guaranty Ltd’s Annual Report on Form 10-K/A for the year ended December 31, 2006. We also consent to the reference to our firm under the caption “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP
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New York, New York
June 5, 2007